Exhibit 4.3

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Units of

CENTURY THERAPEUTICS, LLC

Dated as of September 14, 2020 (the “Effective Date”)

WHEREAS, CENTURY THERAPEUTICS, LLC, a Delaware limited liability company, has entered into a Loan and Security Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative and collateral agent, (the “Agent”) and the other lender parties thereto; and

WHEREAS, the Company (as defined below) grants to Hercules Technology Management Co II, Inc., a Delaware corporation (the “Warrantholder”) in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase Units (as defined below) pursuant to this Warrant Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”);

NOW, THEREFORE, in consideration of the Agent and the lenders party thereto executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1.	GRANT OF THE RIGHT TO PURCHASE UNITS.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of Units equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (as defined below). The Exercise Price of such Units is subject to adjustment as provided in Section 8. As of the Effective Date, the Warrantholder is entitled to subscribe for and purchase the number of Units set forth on Schedule A. Schedule A shall be automatically updated as of each Advance Date (as defined in the Loan Agreement) by Warrantholder and such update shall be deemed to be correct absent manifest error.

As used herein, the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Company” means CENTURY THERAPEUTICS, LLC, a Delaware limited liability company, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Exercise Price” means $5.55 per Unit, subject to adjustment pursuant to Section 8.

“Initial Public Offering” means the initial underwritten public offering of the common equity of the Company (or any corporation resulting from one or more reorganization transactions effected prior to such offering) pursuant to a registration statement under the Securities Act, which registration statement has been declared effective by the Securities and Exchange Commission (the “SEC”).

“Merger Event” means any of the following:

(a)           a sale, lease, exclusive license or other transfer of all or substantially all assets of the Company to a non-Affiliated third-party; or

(b)           any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the Company’s outstanding equity interests are otherwise converted into or exchanged for equity interests, other securities or property of another entity other than any such merger or consolidation in which the equity securities of the Company immediately prior to such merger or consolidation, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such merger or consolidation (provided that, all Units issuable upon exercise of warrants outstanding immediately prior to such consolidation or merger shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding equity interests are converted or exchanged).

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 21, 2019, as amended, restated, supplemented or otherwise modified from time to time.

“Organizational Documents” means the Company’s Certificate of Formation, Operating Agreement or other constitutional document, as amended, restated, supplemented or otherwise modified from time to time.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price, as of the relevant time multiplied by the number of Units requested to be exercised under this Agreement pursuant to such exercise.

“Securities Act” means the Securities Act of 1933, as amended.

“Units” means the Units of the Company, and, to the extent provided in Sections 8(a) and 8(b), any other equity interests into or for which such Units may be converted or exchanged.

“Warrant Coverage” means an amount equal to 2.25% of the aggregate original principal amount of the Term Loan Advances (as defined in the Loan Agreement) actually made to the Company pursuant to Section 2.2 of the Loan Agreement.

“Warrantholder” has the meaning set forth in the preamble of this Agreement.

SECTION 2.	TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Units as granted herein shall commence on the Effective Date and shall be exercisable for a period ending on the tenth (10th) anniversary of the Effective Date.

SECTION 3.	EXERCISE OF THE PURCHASE RIGHTS.

(a)           Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) Business Days thereafter, the Company shall issue to the Warrantholder a certificate for the number of Units purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of Units which remain subject to future purchases, if any. If the applicable Units are not then certificated by the Company, the Company will deliver to the Warrantholder such evidence of the issuance of such Units to Warrantholder as required or permitted under the Operating Agreement or, if there be none, such evidence as the Warrantholder may reasonably request.

(b)           The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for Units to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of units purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects Net Issuance, the Company will issue Units in accordance with the following formula:

X = Y(A-B)

A

Where:	X=	the number of Units to be issued to the Warrantholder.

Y =	the number of Units requested to be exercised under this Agreement.

A =	the current fair market value of one (1) Unit at the time of issuance of such Units.

B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Units shall mean with respect to each Unit:

(i)             if the exercise is in connection with an Initial Public Offering, and if the Company’s registration statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per unit shall be the product of (1) initial “Price to Public” of the equity interests specified in the final prospectus with respect to the offering (the “Capital Stock”) and (2) the applicable conversion or exchange ratio of the Units for such Capital Stock, if any;

(ii)            if the exercise is after, and not in connection with an Initial Public Offering, and:

(A)              if the Capital Stock is traded on a securities exchange, the fair market value shall be the product of (x) the average last sale price of a share of Capital Stock reported for the five (5) trading days ending three (3) days before the day the current fair market value of the securities is being determined and (y) the applicable conversion or exchange ratio of Units for such Capital Stock, if any; or

(B)              if the Capital Stock is traded or quoted over-the-counter, the fair market value shall be the product of (x) the average of the closing bid and asked price quoted on the NASDAQ National Market (or similar system) for such Capital Stock for the five (5) trading days ending three (3) days before the day the current fair market value of the securities is being determined and (y) the applicable conversion or exchange ratio of Units for such Capital Stock, if any;

(iii)           if at any time the Units (or Capital Stock, if applicable) are not listed on any securities exchange or quoted in the NASDAQ National Market (or similar system) or the over-the-counter market, the current fair market value of each Unit shall be the highest price per unit which the Company could obtain from a willing buyer (not a current employee or manager) for a Unit sold by the Company, from authorized but unissued Units, as determined in good faith by its Board of Managers, unless the Company shall become subject to a Merger Event, in which case the fair market value of a Unit shall be deemed to be the per unit value received by each holder of a Unit pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of Units purchasable hereunder. Except for the number of Units, all other terms and conditions of such amended Agreement shall be identical to those set forth herein, including, but not limited to the Effective Date hereof.

(c)           Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Units subject hereto, and if the fair market value of one Unit is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one Unit upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(c). the Company agrees to promptly notify the Warrantholder of the number of Units, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4.	RESERVATION OF UNITS.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of its Units to provide for the exercise of the rights to purchase Units as provided for herein.

SECTION 5.	NO FRACTIONAL UNIT.

No fractional unit shall be issued upon the exercise of this Agreement, but in lieu of such fractional units the Company shall make a cash payment therefor upon the basis of the then fair market value of one Unit.

SECTION 6.	NO RIGHTS AS MEMBER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a member of the Company prior to the exercise of this Agreement. Upon exercise of this Agreement, the Company agrees that the Warrantholder shall be admitted as a Member (as defined in the Operating Agreement) under the Operating Agreement with respect to the Units issued upon such exercise automatically and without any further action by any person, and the Warrantholder and such Units shall, subject to the provisions of Section 12 below, thereupon be subject to and bound by the Operating Agreement. The Warrantholder shall, promptly upon the exercise hereof, execute and deliver a counterpart signature page, joinder agreement, instrument of accession or similar instrument to the Operating Agreement, in substantially the form attached hereto as Exhibit IV.

SECTION 7.	WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth below the Warrantholder’s signature on this Agreement. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.	ADJUSTMENT RIGHTS.

The Exercise Price and the number of Units purchasable hereunder are subject to adjustment, as follows:

(a)           Merger Event. If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall receive,

concurrently with the closing of such Merger Event, the number of Units or other securities or property, if any, (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if the Warrantholder had exercised this Agreement immediately prior to the Merger Event pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right.

(b)           Reclassification of Units. Except for any Merger Event subject to Sections 8(a) and 8(f), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to any successive combination, reclassification, exchange, subdivision or other change.

(c)           Subdivision or Combination of Units. If the Company at any time shall combine or subdivide its Units, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of Units issuable hereunder shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of Units issuable hereunder shall be proportionately decreased.

(d)           Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)                 pay a dividend or distribution with respect to the Units payable in Units, then the Exercise Price shall be adjusted, from and after the date of determination of holders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of Units outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of Units outstanding immediately after such dividend or distribution; or

(ii)               make any other distribution with respect to Units, except for a distribution of cash upon the outstanding units of a class of equity interests made solely for the purpose of permitting the holders thereof to satisfy their respective federal and state tax obligations in respect of the taxable income of the Company, or any distribution specifically provided for in any other clause of this Section 8. then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Agreement a proportionate share of any such distribution as though it were the holder of the Units as of the record date fixed for the determination of the members of the Company entitled to receive such distribution.

(e)           Reserved.

(f)            Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its Units, whether in Units, cash, property or other securities; (ii) there shall be any Merger Event; (iii) there shall be an Initial Public Offering; (iv) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (v) there shall be any reorganization, voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least thirty (30) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Units shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, reorganization, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, license or other transfer of all or substantially all assets, reorganization, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Units shall be entitled to exchange their Units for securities or other property deliverable upon such Merger Event, reorganization, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least thirty (30) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of Units subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 13(g) below.

(g)                Timely Notice. Failure to timely provide such notice required by Section 8(f) above shall entitle the Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by the Warrantholder. For purposes of this Section 8(g). and notwithstanding anything to the contrary in Section 13(g), the notice period shall begin on the date the Warrantholder actually receives a written notice containing all the information required to be provided in such Section 13(g).

SECTION 9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)                Reservation of Units. As of the Effective Date, the maximum number of Units that may become issuable upon exercise of the Warrantholder’s rights under this Agreement have been duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Units issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Organizational Documents. The issuance of certificates for Units upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of Units; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)           Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the Units, have been duly authorized by all necessary action on the part of the Company. This Agreement: (i) does not violate the Organizational Documents; (ii) does not contravene any law or governmental rule, regulation or order applicable to the Company; (iii) does not give rise to any right of participation or similar right, except for any such right, which has been waived in writing, a copy of such waiver having been provided to the Warrantholder as of the date of exercise; and (iv) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)           Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Securities Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)           Issued Securities. All issued and outstanding units or other equity interests of the Company have been duly authorized and validly issued. All outstanding units and any other equity interests were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the Effective Date:

(i)                 The authorized capital of the Company consists of 108,968,247 Units of which 93,370,681 Units are issued and outstanding and 121,620 Unit Equivalents, none of which are issued and outstanding.

(ii)               There are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued Units of the Company except as set forth on the capitalization table attached hereto as Appendix I. The Company has no outstanding loans to any employee, officer or director of the Company.

(iii)             No holder of Units of the Company has preemptive rights with respect to the issuance of this Agreement or the purchase of Units hereunder which have not been waived.

(e)                Registration Rights. The Company agrees that any common equity issued and issuable upon conversion of the Units shall have the “Piggyback,” and S-3 registration rights pursuant to and as set forth in the Registration Rights Agreement attached as Exhibit B to the Operating Agreement (the “Registration Rights Agreement”) to be entered into by and among the Company and the Members promptly following the Company IPO (as defined in the Operating Agreement) on a pari passu basis with the parties thereto. The form of Registration Rights Agreement may not be amended, modified or waived in a manner adverse to the Warrantholder without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the Units issued and issuable upon exercise hereof in the same manner as such amendment, modification, or waiver affects the rights associated with all outstanding Units whose holders are parties thereto.

(f)            Other Commitments to Register Securities. Except as set forth in this Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Securities Act any of its presently outstanding equity interests or any of its securities which may hereafter be issued.

(g)           Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Units upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act, in reliance upon Section 4(a)(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h)           Compliance with Rule 144. If the Warrantholder proposes to sell Units issuable upon the exercise of this Agreement in compliance with Rule 144 promulgated by the SEC, then, upon the Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i)            Information Rights. During the term of this Agreement, the Warrantholder shall be entitled to the information rights contained in Section 7.1(b), (c), and (i) of the Loan Agreement, and Section 7.1(b), (c), and (i) of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein.

SECTION 10.	REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)           Investment Purpose. The right to acquire Units is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Units except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act.

(b)           Private Issue. The Warrantholder understands (i) that the Units issuable upon exercise of this Agreement is not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)           Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)           Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or file reports pursuant to Section 15(d) of the Exchange Act, or if a registration statement covering the securities under the Securities Act is not in effect when it desires to sell (i) the rights to purchase Units pursuant to this Agreement or (ii) the Units issued or issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Units or (B) Units issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms and conditions of that Rule.

(e)           Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

SECTION 11.	TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, to an Affiliate of the Warrantholder or otherwise in accordance with Section 10.01(a) of the Operating Agreement, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. The Warrantholder may not transfer this Warrant to a competitor of the Company, as reasonably determined by the Board of Managers.

SECTION 12.	TAX TREATMENT OF WARRANT.

(a)           Application of Noncompensatory Option Treasury Regulations. The parties hereto acknowledge and agree that at the time of the execution of this Agreement, the Company and the Warrantholder intend that the Agreement be treated as a “noncompensatory option” within the meaning of Treasury Regulations Section 1.721-2(f). Therefore, unless and until this Agreement is exercised in accordance with its terms, the Company is taxed as a corporation under the Internal Revenue Code of 1986, as amended, or any successor statute the (“Code”) (and only as to all periods commencing thereon or thereafter), or there is superseding authority under which the Company’s tax counsel determines in writing (and a copy thereof provided to the Warrantholder) such treatment is not appropriate, or a Final Determination (as defined below) to the contrary has been made, for federal and applicable state and local income tax purposes, the parties hereto agree to (i) treat the issuance of the Agreement as an open transaction and not as the issuance of a partnership or membership interest in the Company, (ii) treat each Warrantholder, with respect to ownership of the Agreement, as the holder of a warrant or option exercisable for limited liability company units or interests and not as a partner or a Member of the Company, and (iii) consistent with the regulations promulgated by the Treasury Department (“Treasury Regulations”) under the Code regarding noncompensatory partnership options, not allocate any profits or losses or other items of income, gain, deduction, loss or credit to a Warrantholder of this Agreement with respect to this Agreement or the limited liability company interests issuable on exercise hereof prior to the exercise of this Agreement. The parties shall file all tax returns and information reports in a manner consistent with the foregoing, except to the extent otherwise required by the adoption of any superseding authority under which the Company’s tax counsel determines in writing (and a copy thereof provided to the Warrantholder) such treatment is not appropriate or a Final Determination. To the extent the Company, after consultation with its tax counsel, determines that it is required to make any disclosure regarding the treatment of this Agreement described above under Code Section 6662 or otherwise on its tax returns or other tax filings, the Company shall promptly notify the Warrantholder and, prior to filing, give the Warrantholder and its agents and representatives an opportunity to review and comment on any such disclosure. For purposes of this Section 12, “Final Determination” means, with respect to any issue, (x) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (y) a closing agreement entered into under Code Section 7121 or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, or (z) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

(b)           Exercise of Warrant. Upon exercise of this Agreement, the parties agree, with respect to all periods prior to the date (if any) on which the Company began to be taxed as a corporation, to treat the exercise of this Agreement consistently with applicable Treasury Regulations, including, without limitation, to the extent allowed thereunder (i) establishing an initial Capital Account (as defined in the Operating Agreement) for the Warrantholder equal to the consideration paid or deemed paid to the Company for the issuance of this Agreement plus the fair market value of any property contributed to the Company upon exercise of this Agreement, if any, (ii) revaluing all Company assets and property immediately following exercise of this Agreement and allocating built-in gain or loss in the Company’s assets and property to the Warrantholder and then to the historic Members as contemplated under the Treasury Regulations and, to the extent such allocation is insufficient to adjust the Warrantholder’s Capital Account in accordance with its right to share in capital, shifting capital between the Warrantholder and the historic Members as contemplated under the Treasury Regulations, and (iii) making associated tax allocations required by the Treasury Regulations, including any necessary corrective allocations and Code Section 704(c) allocations, including, as applicable, remedial allocations under Section 1.704-3(d) of the Treasury Regulations.

(c)           Effect on Tax Distributions. For purposes of determining the amount of any tax distribution made under the Operating Agreement to an exercising Warrantholder who becomes a Member, any Code Section 704(c) allocations or “corrective allocations” made as contemplated in Section 12(b) to such Member shall be treated as taxable income allocated to such Member by the Company, a tax distribution shall be made with respect to such allocations, and any and all tax distributions to an exercising Warrantholder (whether made pursuant to this Section 12(c) or the Operating Agreement) shall be computed in accordance with the Operating

Agreement. If, pursuant to a Final Determination or otherwise, the Warrantholder is allocated taxable income with respect to this Agreement in respect of any period prior to exercise hereof and such Warrantholder has not otherwise received a tax distribution under the Operating Agreement with respect to such amounts, and/or if the Warrantholder is, with respect to any period prior to exercise hereof, treated by federal or state tax authorities as a Member and the Units issuable upon exercise hereof treated as outstanding pursuant to Treasury Regulation 1.761-3 and/or any corresponding applicable state tax regulation, then promptly upon making such required allocation of taxable income to the Warrantholder or receipt of the Warrantholder’s written notice of such Final Determination, as applicable, the Company shall indemnify the Warrantholder from and against, and shall either make a payment to all appropriate taxing authorities (if required) in satisfaction of, or shall make a distribution of cash to the Warrantholder to cover, such Warrantholder’s aggregate federal and state tax liabilities in respect of such amount of taxable income or treatment (which shall include, without limitation, (x) all interest, penalties and fines thereon, (y) and all penalties, fines and interest thereon, if any, in respect of the Warrantholder’s liability for failure to file tax returns in all applicable jurisdictions with respect to such periods for which such taxing authorities treat the Warrantholder as the owner of the Units, and (z) all amounts necessary for the Warrantholder to satisfy its aggregate federal and state tax liabilities in respect of such Company payments or distributions to the Warrantholder), and such payment or distribution shall be made prior to making any other subsequent distributions under the Operating Agreement. For the avoidance of doubt, any tax distributions to, or indemnification payments on behalf of, a Warrantholder made pursuant to this Section 12(c) or, as applicable, in accordance with Section 7.03 of the Operating Agreement applied in conjunction with this Section 12(c), will be treated for purposes of the Operating Agreement as advances on distributions pursuant to Section 7.02(a)(i) and Section 13.03(c)(iii) of the Operating Agreement and will reduce, dollar-for-dollar, the amount otherwise Distributable to such Member pursuant to Section 7.02(a)(i) and Section 13.03(c)(iii) of the Operating Agreement. Notwithstanding the foregoing, this Section 12(c) shall not apply with respect to income to the Warrantholder from its sale or other disposition of this Agreement or of any securities issued on exercise hereof.

(d)           Conversion Liability. Notwithstanding anything to the contrary in this Section 12, the Company’s obligations under Section 12(c) above shall not apply to any tax liability or obligation of the Warrantholder under the Code or Treasury Regulations (or applicable state tax laws or regulations) arising upon and by reason of any Company (or any such successor entity’s) reorganization, conversion, tax election or the like following which the Company (or any successor entity) is taxed as a corporation under the Code.

(e)           Survival. The provisions of this Section 12 shall survive (i) the exercise of this Agreement and the sale or other disposition by the Warrantholder of the Units, and (ii) the expiration or earlier termination of this Agreement.

SECTION 13.	MISCELLANEOUS.

(a)            Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b)           Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c)           No Impairment of Rights. The Company will not, by amendment of its Organizational Documents or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d)           Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions of the Company’s Board of Managers evidencing approval of the form and content of this Agreement and the authorization and reservation of Units that may become issuable upon exercise of this Warrant. The Company shall also supply documentation reasonably necessary to evaluate whether to exercise this Agreement, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective Members, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, 409A valuations (if any), and board determination of unit value (including any waterfall or per unit allocations provided to the unitholders), and (iii) most recent Organizational Documents.

(e)           Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 13(e), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f)            Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g)           Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third (3rd) calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

HERCULES TECHNOLOGY MANAGEMENT CO II, INC. Legal Department

Attention: Chief Legal Officer and R. Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

With a copy to (which shall not constitute notice):

Barnes & Thornburg LLP
Attention: Troy Zander
655 W. Broadway, Suite 900
San Diego, C A 92101
Telephone: (650) 260-4767

(i)       If to the Company:

CENTURY THERAPEUTICS, LLC

Attention: Douglas Carr

3675 Market Street

Philadelphia, PA 19104

Facsimile:

Telephone:

With a copy to (which shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP
Attention: Rachael Bushey and Kathryn Nordick
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Telephone: (215)981-4379

or to such other address as each party may designate for itself by like notice.

(h)           Entire Agreement: Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof, including the Warrantholder’s proposal letter dated June 23, 2020. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i)            Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j)            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)           No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter.

(l)            Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m)          Governing Law. This Agreement has been negotiated and delivered to the Warrantholder in the State of California, and shall have been accepted by the Warrantholder in the State of California. Delivery of Units to the Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)           Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in Santa Clara County, State of California; (ii) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 13(g), and shall be deemed effective and received as set forth in Section 13(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o)           Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSSCLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons other than Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and the Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p)           Judicial Reference. If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(q)           Prejudgment Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 13(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(r)            Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

[SIGNATURE PAGE TO WARRANT AGREEMENT TO PURCHASE UNITS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	CENTURY THERAPEUTICS, LLC

	By:	/s/ Douglas Carr
	Name:	Douglas Carr
	Title:	Vice President Finance & Operations

WARRANTHOLDER:	HERCULES TECHNOLOGY MANAGEMENT CO II, INC.

	By:	/s/ Jennifer Choe
	Name:	Jennifer Choe
	Title:	Associate General Counsel

[Signature Page to Warrant Agreement]

EXHIBIT I

NOTICE OF EXERCISE

To:	CENTURY THERAPEUTICS, LLC

(1)	The undersigned Warrantholder hereby elects to purchase to purchase [________] Units of CENTURY THERAPEUTICS, LLC, pursuant to the terms of the Warrant Agreement dated September 14, 2020 (the “Agreement”) between CENTURY THERAPEUTICS, LLC and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said Units in the name of the undersigned or in such other name as is specified below.

(Name)
(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY MANAGEMENT CO II, INC.

By:
Name:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned CENTURY THERAPEUTICS, LLC, hereby acknowledges receipt of the Notice of Exercise from HERCULES TECHNOLOGY MANAGEMENT CO II, INC. (“Warrantholder”) to purchase [________] Units of CENTURY THERAPEUTICS, LLC, pursuant to the terms of the Warrant Agreement by and between CENTURY THERAPEUTICS, LLC and Warrantholder, dated as of September 14, 2020 (the “Agreement”), and further acknowledges that [_________________] units remain subject to purchase under the terms of the Agreement.

COMPANY: CENTURY THERAPEUTICS, LLC

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase units.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

 Signature Guaranteed: _________________________________

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.

EXHIBIT Iv

FORM OF JOINDER AGREEMENt

Reference is hereby made to the Amended and Restated Limited Liability Company Agreement of Century Therapeutics, LLC, dated June 21, 2019, as amended, restated and/or otherwise modified from time to time (the “LLC Agreement”), among Century Therapeutics, LLC, a company organized under the laws of Delaware (the “Company”), and the members of the Company that are party thereto. Pursuant to and in accordance with Section 4.01(b) of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Joinder Agreement, such Person will become a party to the LLC Agreement and will be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and will be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition will have the meanings ascribed thereto in the LLC Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[NEW MEMBER]

By:
Name:
Title:

APPENDIX I

CAPITALIZATION TABLE

Record Owners	Number of Units	Number of Unit Equivalents	Percentage Ownership
Century Therapeutics, Inc.	67,226,891	-	72%
Bayer Healthcare, LLC	26,143,790	-	28%
Reserved	15,598,186	121,620	-
Total:	108,968,867	121,620	-

Pursuant to the Commitment Agreement by and among the Company, Century Therapeutics, Inc. (“Century”), and Bayer HealthCare, LLC (“Bayer”), dated as of June 21, 2019 and as amended by that certain First Amendment to Commitment Agreement, the Company will issue 12,621,140 Units to Bayer promptly following the Second Tranche Closing (as defined therein).

Pursuant to Section 8.14 of the Operating Agreement, the Company will issue 2,855,426 Units to Century promptly following the Second Tranche Closing.

SCHEDULE A

UNITS

As of the Effective Date – 40,540 Units